P R E S S R E L E A S E
EXHIBIT 99.2

FLEX ANNOUNCES UPCOMING CHANGES TO ITS BOARD OF DIRECTORS

AUSTIN, Texas, May 1, 2024 -- Flex (NASDAQ: FLEX) announced today that consistent with its succession plan, Michael D. Capellas, non-executive Chair of the Board of Directors of Flex, has informed the Board of his decision not to stand for re-election to the Board at the company’s 2024 Annual General Meeting of shareholders to be held on August 8, 2024. Mr. Capellas has served on the company’s board for 10 years, including as Chair since 2017, during which time he played a key role in building Flex’s reputation as a trusted global technology, supply chain and manufacturing solutions partner and driving the company’s success.

William D. Watkins, an independent director who has served on the Flex Board since 2009, has been appointed by the Board to succeed Mr. Capellas as Chair of the Board effective upon the conclusion of the 2024 Annual General Meeting subject to his re-election.

“I want to thank Michael for his unwavering commitment and service to Flex which have been instrumental in shaping our Board and Flex’s future,” said Revathi Advaithi, CEO of Flex. “We all wish him the very best. I welcome Bill to his new role and am pleased to have such an experienced Board member to provide Board leadership continuity.”

Mr. Capellas stated, “It has been a privilege to have worked with the team at Flex over the years, and I am incredibly proud of the tremendous success the company has achieved. I leave with great confidence in Flex’s future under the leadership of Revathi, Bill and the Board.”

“I am excited to assume the role as Chair of the Board and honored to have been entrusted with this important responsibility,” said Mr. Watkins. “It has been a privilege to serve alongside Michael, and I look forward to continuing to work with the Board and the entire Flex leadership team.”

About Flex Ltd.
Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

Contacts
Investors & Analysts
David Rubin
Vice President, Investor Relations
(408) 577-4632
David.Rubin@flex.com

Media & Press
Yvette Lorenz
Director, Corporate PR and Executive Communications
(415) 225-7315
Yvette.Lorenz@flex.com